EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 20, 2020 with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Municipal Income Portfolio - California Series 2020-1 and Closed-End
Strategy: Master Municipal Income Portfolio - New York Series 2020-1 (included in Invesco Unit Trusts, Series 2035) as of February 20, 2020 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-235630) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP


New York, New York
February 20, 2020